Exhibit 23.2

  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), relating to the consolidated financial statements of Asbury Automotive Group, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Asbury Automotive Group, Inc. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

March 21, 2005

Exhibit 23.2